Exhibit 99.1

FOR IMMEDIATE RELEASE:

OWENS CORNING AND TOPBUILD ANNOUNCE SETTLEMENT OF

CONTRACT DISPUTE

Settlement clears path for a productive commercial relationship

Daytona Beach, Florida and Toledo, Ohio - May 5, 2017 - TopBuild Corp. (NYSE:BLD), and Owens Corning (NYSE: OC) have entered into a settlement agreement in connection with a commercial breach of contract dispute from the second quarter of 2016. Both companies plan to resume a productive and normalized commercial relationship whereby Owens Corning will sell residential insulation to TopBuild and its subsidiaries, including TruTeam.

Under the terms of the settlement, TopBuild will pay Owens Corning $30 million in cash. The settlement will also result in the dismissal of the lawsuit filed in May, 2016 in Toledo, Ohio in connection with the dispute. Additional details of the settlement agreement remain confidential.

About TopBuild

TopBuild Corp., headquartered in Daytona Beach, Florida, is the leading purchaser, installer and distributor of insulation products to the U.S. construction industry. We provide insulation services nationwide through TruTeam®, which has over 175 branches and our Service Partners® business distributes insulation from over 70 branches. We leverage our national footprint to gain economies of scale while capitalizing on our local market presence to forge strong relationships with our customers. To learn more about TopBuild, please visit www.topbuild.com.

About Owens Corning

Owens Corning (NYSE:OC) develops, manufactures and markets insulation, roofing, and fiberglass composites. Global in scope and human in scale, the company’s market-leading businesses use their deep expertise in materials, manufacturing and building science to develop products and systems that save energy and improve comfort in commercial and residential buildings. Through its glass reinforcements business, the company makes thousands of products lighter, stronger and more durable. Ultimately, Owens Corning people and products make the world a better place. Based in Toledo, Ohio, Owens Corning posted 2016 sales of $5.7 billion and employs about 16,000 people in 26 countries. It has been a Fortune 500® company for 62 consecutive years. For more information, please visit www.owenscorning.com.

TopBuild Investor and Media Contact

Tabitha Zane, 386-763-8801, tabitha.zane@topbuild.com

Owens Corning Contacts

Media: Chuck Hartlage, 419.248.5395, chuck.hartlage@owenscorning.com

Investors: Thierry Denis, 419.248.5748, thierry.j.denis@owenscorning.com